CONTRIBUTION AGREEMENT
[●]

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of June, 2021 (the “Contract Date”), by and between [●], [a/an] [●] [●] (the “Seller”) and CENTERSPACE, LP, a North Dakota limited partnership (the “Buyer”).

In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
Section 1.Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:
(i)Accredited Investor. An “Accredited Investor,” as such term is defined in rule 501(a) of Regulation D of the Act.
(ii)Act. The Securities Act of 1933, as amended.
(iii)Agent. KMS Management, Inc., a Minnesota corporation.
(iv)Building. The buildings located on the Land.
(v)Buyer’s Broker. None; Buyer is not represented by a broker in this transaction.
(vi)Closing. The closing and consummation of the purchase and the sale of the Property pursuant hereto.
(vii)Closing Agent. First American Title Insurance Company, 121 South 8th Street, Suite 1250, Minneapolis, MN 55402, Attn: Kristi Broderick, email: kbroderick@firstam.com, which shall also act as escrow agent pursuant to the terms and conditions of this Agreement.
(viii)Closing Date. The date on which the Closing occurs as provided in Section 10 hereof.
(ix)Closing Year. The calendar year in which the Closing occurs.
(x)Code. The Internal Revenue Code of 1986, as amended.
(xi)Common Units. Common units of limited partnership interest in the Buyer, defined as “Partnership Units” in the Partnership Agreement.
(xii)Contribution Agreements. Collectively, this Agreement and those certain eighteen (18) other contribution agreements of even date herewith by and among Buyer and certain other partnerships or limited liability companies managed by the Agent.
(xiii)Contribution Value. The amount equal to the Consideration (as adjusted pursuant to the provisions of this Agreement) less the Election Amount (which can, for the avoidance of doubt, be zero).

(xiv)Deed. The limited warranty deed to be executed by Seller, in substantially the form attached hereto as Exhibit G.
(xv)Due Diligence Documents. The documents and information provided to Buyer by Seller pursuant to Section 6.1 below.
(xvi)Earnest Money Escrow Agreement. As defined in Section 6.3.
(xvii)Election Amount. The amount of cash consideration that Seller elects to receive from the Buyer at the Closing; provided, that the amount of such cash consideration plus the aggregate amount of all cash consideration that the partnerships and limited liability companies party to the other Contribution Agreements elect to receive from Buyer pursuant to such agreements at the respective closings thereunder shall not exceed the sum of (i) five  percent (5%) of the Consideration payable by Buyer to Seller hereunder, after all of the prorations, allocations and other adjustments provided for herein, plus (ii) five percent (5%) of the aggregate Consideration (as that term is defined in each other Contribution Agreement) payable to such partnerships and limited liability companies under such other Contribution Agreements, in each case after all of the prorations, allocations and other adjustments provided for therein.
(xviii)Environmental Laws. Any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, license, judgment, order, writ, common law rule (including, but not limited to, the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to: (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances; (iii) the regulation of storage tanks or sewage disposal systems; or (iv) otherwise relating to pollution or the protection of human health or the environment.
(xix)Escrow Agent. Closing Agent.
(xx)Escrow Agreement. The Escrow Agreement to be entered into by Buyer, Seller, and the Escrow Agent at the Closing, substantially in the form of Exhibit J.
(xxi)Escrow Amount. The amount equal to $[●].
(xxii)Existing Mortgage Loan. The mortgage loan made by [●], [a/an] [●] [●], pursuant to that certain [Promissory Note] dated [●], [●], in the original principal amount of $[●].
(xxiii)Hazardous Substances. All substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic, under the following federal statutes and their state counterparts, including any implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. §§ 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; or any

other federal, state, or municipal statute, law or ordinance regulating or otherwise dealing with or affecting materials deemed dangerous or hazardous to human health or the environment; with petroleum and petroleum products including crude oil and any fractions thereof; with asbestos; and with natural gas, synthetic gas, and any mixtures thereof.
(xxiv)Improvements. The Building and any other structures, sidewalks, drives, parking lots, landscaping and improvements located upon the Land, including all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer, and water thereto (including all replacements or additions thereto between the Contract Date and the Closing Date).
(xxv)Intangibles. All of Seller’s right, title and interest in, to and under the following: (i) the Warranties; (ii) all assignable licenses and other governmental permits and permissions relating to the Land, the Improvements, the Personal Property, and the operation thereof; (iii) all plans and specifications for the Improvements; (iv) any current tenant prospect lists for vacant space in the Improvements, and any leasing brochures, booklets, manuals, and advertising materials relating to the Land and Improvements; (v) the names associated with the Property and all derivations thereof; (vi) all websites and domain names associated with the Property; and (vii) all telephone numbers associated with the Property.
(xxvi)Land. The fee or other estate in each tract or parcel of land legally described in Schedule 1 and all privileges, rights, easements, and appurtenances thereto belonging, and all right, title and interest of Seller in and to any streets, alleys, passages and other rights of way included therein or adjacent thereto (before or after the vacation thereof).
(xxvii)Leases. All leases and other agreements granting third parties rights of possession or occupancy of the Property or any part thereof, whether executed before, on, or after the Contract Date.
(xxviii)Operating Expenses. Utility charges (including without limitation water, electricity, sewer, gas, and telephone), operation expenses, maintenance expenses, fees paid or payable under any licenses and permits in respect to the Property, and any other recurring costs or expenses relating or pertaining to the Property.
(xxix)Parent. Investors Real Estate Trust, a North Dakota real estate investment trust and the indirect parent of the Buyer, doing business as “Centerspace.”
(xxx)Partnership Agreement. The Buyer’s Amended and Restated Agreement of Limited Partnership effective as of February 27, 2019, as amended to date, and as the same may be amended from time to time.
(xxxi)Personal Property. The personal property owned by Seller that is located at the Property and used in the operation or maintenance of the Property, together with all replacements or additions thereto between the Contract Date and the Closing Date.
(xxxii)POP Units. Preferred units of limited partnership interest in the Buyer, which are defined as “Series E Preferred Units” in the Partnership Agreement as of the Closing

Date, and which have the rights, preferences and terms set forth on the attached Exhibit A.
(xxxiii)Property. All of Seller’s right, title and interest in, to and under the following: (i) the Land; (ii) the Improvements; (iii) the Leases; (iv) the Intangibles; and (v) the Personal Property.
(xxxiv)Prorate. The division of income and expenses of the Property between Seller and Buyer based on their respective periods of ownership during the Closing Year or other applicable period (such as in Section 4.2(g) below) and as of 12:01 a.m. on the Closing Date.
(xxxv)Rent. All (i) rent due from Tenants pursuant to the Leases, (ii) all garage, parking and storage revenue, and (iii) all other income generated by or otherwise derived from the Property. Rent shall include any payments made to Seller under any contracts (including without limitation, if any, laundry leases, cable television contracts, telecommunications contracts, or similar contracts) that are either allocable to the period from and after Closing or paid in consideration for the portion of the term of any such contract that remains unexpired at the Closing.
(xxxvi)Security Deposits. Any and all security deposits, and including any pet or other similar refundable deposits, together with any accrued interest as required by contract or applicable law, held by Seller pursuant to the Leases that have not been properly applied toward Tenant defaults as of Closing, but specifically including any such deposit that a Tenant alleges to have been improperly or wrongfully applied to Tenant defaults.
(xxxvii)Seller Principal. Robert Levine.
(xxxviii)Seller Principal Guaranty. The Guaranty to be entered into by the Seller Principal in favor of Buyer at the Closing, in substantially the form attached hereto as Exhibit J.
(xxxix)Seller’s Broker. Greg McDonald of Magnum Real Estate Services, who has represented Seller in this transaction.
(xl)Service Contracts. All of the service, equipment, maintenance or repair contracts that are in force and effect, and that relate to the operation, repair or maintenance of the Property.
(xli)Shares. Common shares of beneficial interest of Parent.
(xlii)Tax Protection Agreement. The Tax Protection Agreement to be entered into between by Buyer and Seller at the Closing, in substantially the form attached hereto as Exhibit H.
(xliii)Taxes. All taxes, charges, fees, levies or like other assessments (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, single business, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, import, windfall profits, license, occupation or real or personal property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof and any interest resulting from, attributable to, or incurred in connection with such penalties or additions.
(xliv)Tenants. The tenants or other parties in possession under the Leases.
(xlv)Title Commitment. A current commitment for an ALTA Form B Owner’s Title Insurance Policy for the Property, issued by the Title Company in the full amount of the Consideration, agreeing to insure title to the Property on or after the Contract Date, showing Seller as owner of the Property, and indicating the conditions upon which the Title Company will issue full extended coverage over all general title exceptions contained in such policies, and including such endorsements as Buyer may require.
(xlvi)Title Company. The Closing Agent.
(xlvii)Transition Agreement. That certain Transition Agreement made by and between Agent and Buyer relating to Buyer’s acquisition of certain assets of Agent and retention of certain of Agent’s employees.
(xlviii)Warranties. Any and all warranties, guaranties and similar contracts in favor of Seller relating or pertaining to the Land, the Improvements or the Personal Property.
Section 2.Agreement to Sell and to Purchase. Subject to and in accordance with the terms, conditions and provisions hereof, Seller agrees to sell (to the extent only of the Election Amount, if any) and contribute the Property to Buyer, and Buyer agrees to accept Seller’s sale (if applicable) and contribution of the Property.
Section 3.[reserved]
Section 4.Consideration and Prorations.
a.Consideration. The agreed value of the Property (the “Consideration”) is $[●], subject to the prorations, allocations and other adjustments provided for herein, which shall be added or subtracted as the case may be. The Consideration, as adjusted, shall be delivered by Buyer at the Closing as follows:
(i)an amount of cash, by wire transfer of immediately available funds to an account as specified by Seller in a writing delivered to Buyer at least two business days prior to the Closing, equal to the Election Amount (or the unfunded portion of the Election Amount, if the balance of the Election Amount will be funded by application of the Earnest Money at Buyer’s election pursuant to Section 6.3 of this Agreement), if any, which is communicated by Seller to Buyer in a writing delivered to Buyer at least seven (7) business days prior to the Closing Date; and
(ii)the issuance of the number of POP Units equal to the number determined by dividing the Contribution Value by $100.00 (the “Agreed Value”).

Seller and Buyer agree, conclusively and unconditionally, that the determination as to the number of POP Units to be issued in full or partial consideration for the Property shall be made based upon the Agreed Value, regardless of the price at which Shares trade on the Contract Date or Closing Date, or at any time before or after the Contract Date or Closing Date. If such calculation results in a fractional number of POP Units to be delivered, the Buyer shall deliver such fractional units. Seller acknowledges and agrees that its ownership of the POP Units and any Common Units and rights to transfer and exchange the POP Units and any Common Units shall be subject to all of the limitations, terms, provisions and restrictions set forth in the Partnership Agreement and this Agreement (including without limitation those set forth in Section 18 below). At Closing, Seller will deliver to Buyer an executed Accredited Investor Certificate, a form of which is attached hereto as Exhibit B, that provides information concerning Seller’s status as an Accredited Investor, and such other information and documentation as may reasonably be requested by Buyer in furtherance of the issuance of the POP Units.
b.Prorations.
(i)General. Seller and Buyer shall make the prorations set forth in this section, as a credit or debit to the Consideration. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed prior to the Closing Date.
(ii)Rent. The parties shall Prorate all Rent other than Delinquent Rent (which is defined and covered in Section 4.2(e) below). At Closing, to the extent received by Seller prior to Closing, Seller shall pay to Buyer any and all prepaid Rent relating or pertaining to the Property. If Seller receives payment for Rent after Closing, Seller shall immediately pay to Buyer the portion of such payment which relates to the period on and after the Closing Date, and any portion of such payment which relates to the period prior to Closing which was credited to Seller at Closing. This subsection 4.2(b) shall survive for one hundred eighty (180) days following the Closing.
(iii)Taxes and Special Assessments. The parties shall Prorate all real property Taxes, ad valorem Taxes and personal property Taxes related to the Property (collectively, the “Real Estate Taxes”) and due and payable in the Closing Year, on a calendar year basis, utilizing actual final tax bills if available prior to Closing. If final tax bills are not available, the parties shall Prorate the Real Estate Taxes on the basis of projected amounts owing if a projection is available from the applicable taxing authority or, if a projection is not available, on the basis of the most recent final tax bills. Seller shall pay all Real Estate Taxes due and payable in years prior to the Closing Year. If after Closing either party receives a refund of any Real Estate Taxes that were prorated pursuant to this Agreement then the parties shall equitably share the refund. Seller shall not appeal, protest, or otherwise seek reduction of Real Estate Taxes payable in years prior to the Closing Year without Buyer’s prior written consent. Seller shall pay at or prior to Closing all pending or levied municipal or special district assessments (including unpaid installments) related or pertaining to the Property (including any fines, interest or penalties thereon due to the non-payment thereof), and shall indemnify, defend and save Buyer from any claims therefor or any liability, loss, cost or expenses arising therefrom. This subsection 4.2(c) shall survive for one hundred eighty (180) days following the Closing.
(iv)Operating Expenses and Service Contracts. Except for Real Estate Taxes and special assessments, which are covered by Section 4.2(c) above, the parties shall prorate all

Operating Expenses. To the extent not already prorated as Operating Expenses, the parties shall also Prorate amounts paid or payable under the Surviving Service Contracts. The prorations under this subsection shall be based on actual invoices if reasonably possible. If actual invoices are not available during Reconciliation, then the prorations shall be calculated based on Seller’s and Buyer’s good faith estimates thereof. This subsection 4.2(d) shall survive for one hundred eighty (180) days following the Closing.
(v)Delinquent Rent. For purposes of this Section 4.2, “Delinquent Rent” shall mean any Rent that, under the terms of the applicable Lease, is past due as of the Closing Date, and which has not been received in good funds by Seller on or prior to the Closing Date. Delinquent Rent shall not be accrued or prorated at Closing. Any Delinquent Rent that is received by Buyer after the Closing Date shall be paid to Seller; provided, however, that all Rent (including, without limitation, Delinquent Rent) collected after the Closing Date shall be applied first to payment of all Rent due Buyer from the applicable Tenant and second to all Delinquent Rent due to Seller. Following Closing, Buyer shall use good faith commercially reasonable efforts to collect any Delinquent Rent, provided that Buyer shall not be required to incur any material cost, to commence any legal proceedings, or to terminate any Lease. If Buyer commences any action or proceeding against any Tenant and as a result thereof collects any Delinquent Rent which Buyer is required to remit to Seller, Buyer shall be entitled to deduct and retain a portion of the amount collected which is equal to the pro rata share of the reasonable third party expenses incurred by Buyer in connection with the collection of any such Delinquent Rent. This subsection 4.2(e) shall survive for one hundred eighty (180) days following the Closing.
(vi)Tenant Obligations. Notwithstanding anything in this Section 4.2 to the contrary, if any Tenant is obligated under its Lease to directly pay any Operating Expenses (e.g., utilities), then said items will not be prorated between the parties.
(vii)Upfront Contract Payments. Any upfront payments made to Seller under any contract (including without limitation, if any, laundry leases, cable television contracts, telecommunications contracts, or similar contracts) that remains unexpired at the Closing shall be Prorated based on the relative portions of the term of the contract before and after the Closing.
(viii)Proration Statement. Except as provided in the next sentence, as soon as reasonably possible and in any event not less than three (3) business days prior to Closing, Seller and Buyer shall work together in good faith to prepare a joint statement of the prorations required by this Section (“Proration Statement”) and shall deliver the Proration Statement to the Closing Agent for use in preparing the final settlement statements. Operating Expenses shall not be prorated on the Proration Statement at the Closing, but instead shall be prorated after the Closing in connection with the Reconciliation under Section 4.2(i) below.
(ix)Post-Closing Reconciliation. As soon as reasonably possible after Closing, but in no event more than ninety (90) days after Closing, the parties shall work in good faith to complete a reconciliation of all prorations (“Reconciliation”). If there is an error on the Proration Statement used at Closing or, if after the actual figures are available as to any items that were estimated on the Proration Statement, then the proration or apportionment shall be adjusted based on the actual figures. Either party owing the other party a sum of money based on the Reconciliation shall pay said sum to the other party within five (5) business days of the completion of the Reconciliation. This subsection 4.2(i) shall survive for one hundred eighty (180) days following the Closing.
c.Security Deposits. The Security Deposits shall be delivered to Buyer through a credit to Buyer at Closing. Buyer shall assume responsibility for such delivered Security Deposits and shall indemnify, defend and hold Seller harmless from any loss or damage that Seller suffers due to a claim by Tenant for any such Security Deposits, to the extent that the Security Deposits in dispute were actually credited by Seller to Buyer.
d.Uncompleted Landlord Obligations; Pending Tenant Concessions. Seller shall complete and/or pay for all improvements, inducements, or allowances required to be completed or paid by Seller as landlord under the Leases and shall pay all leasing commissions applicable to the Leases that are due and payable prior to the Closing Date. If any period of abated rent (or other type of rent concession, improvement, inducement, allowance or monetary credit) provided to any Tenants under any of the Leases will extend beyond the Closing Date, or if any leasing commissions agreed to by Seller prior to the Closing Date shall be payable after the Closing Date, then Buyer shall receive at Closing a credit equal to the collective value of each such item. Seller hereby indemnifies, protects, defends and holds Buyer harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable attorneys’ fees and court costs) that Buyer suffers or incurs as a result of, or in connection with, Seller’s failure to satisfy its obligations under this Section. This Section 4.4 shall survive for one hundred eighty (180) days following the Closing.
e.Cash; Loan Escrows. Except as otherwise provided in this Section 4, all deposits and cash of Seller and all escrows funded by Seller and held by the lender under the Existing Mortgage Loan, including but not limited to any replacement reserve, tax, insurance or similar escrow thereunder, shall be retained by Seller.
f.Rent-Ready Units. At Closing, each unit at the Property vacated five or more days before the Closing must be in rent-ready condition at the Closing or Buyer will receive a credit at Closing equal to $1,000.00 per unit that is not in such rent-ready condition. Buyer and Seller will conduct a joint walk through of the Property before Closing and complete a list of all such units that are not in rent-ready condition.
g.Existing Mortgage Loan. The Consideration payable by Buyer to Seller hereunder shall be reduced by an amount equal to the aggregate amount of all indebtedness, liabilities and other obligations assumed or taken subject to by Buyer with respect to the Existing Mortgage Loan as of the Closing Date, including without limitation the principal amount thereof and all interest, fees, penalties, costs and expenses accrued as of the Closing Date in connection therewith, but specifically excluding prepayment and assumption fees, penalties and similar amounts due or to become due with respect to such Existing Mortgage Loan solely by reason of the assumption thereof or the taking subject thereto, and, if Buyer chooses, the refinancing thereof, on or after the Closing Date.
Section 5.
a.Title Commitment. Seller has delivered to Buyer the Title Commitment from the Title Company. The Title Commitment shows the condition of title to the Land and Improvements, shall be revised to name Buyer as the proposed insured, and includes hyperlinks to legible copies of all recorded exceptions and covenants, conditions, easements, and restrictions affecting the Property. The Title

Commitment contains the conditions upon which the owner’s title insurance policy that will be issued at Closing pursuant to the Title Commitment (the “Title Policy”) will provide extended coverage insurance, insuring fee title to the Property in the name of Buyer subject only to the Permitted Exceptions (as defined below). The Title Policy shall include all endorsements required by Buyer and any cost or expense of such endorsements shall be paid for by Buyer; provided, however, the cost of any endorsement(s) which Seller has committed to provide pursuant to Section 5.3 below shall be paid by Seller. The cost of updating the Title Commitment, if any, shall be paid for by Seller.
b.Survey. Seller has delivered to Buyer an ALTA-ACSM as-built survey of the Property (the “Survey”). Buyer shall have the right to update the Survey or to have a new survey performed, at Buyer’s expense (either such survey, an “Updated Survey”). For avoidance of doubt, Buyer shall have no obligation to deliver any Title Notice until the date which is fifteen (15) days after the date of Buyer’s receipt of any Updated Survey obtained by Buyer.
c.Title Notice. If the Title Commitment or Survey (or Updated Survey, as applicable) disclose matters that are not acceptable to Buyer (“Unpermitted Exceptions”), then Buyer shall notify Seller in writing (the “Title Notice”) of Buyer’s objections within fifteen (15) days after Buyer has received both the Title Commitment and the Survey (or Updated Survey, as applicable). All matters disclosed by the Title Commitment or Survey (or Updated Survey, as applicable) to which Buyer does not object shall be deemed “Permitted Exceptions”. In the event that Buyer notifies Seller of any objections within such fifteen (15)-day period, then Seller shall notify Buyer in writing, within ten (10) days following the date of receipt of Buyer’s notice of such objections, that either: (a) the Unpermitted Exceptions will be, prior to Closing, removed from the Commitment and/or Survey (or Updated Survey, as applicable), insured over by the Title Company pursuant to an endorsement to the Commitment, or otherwise cured to Buyer’s satisfaction; or (b) Seller declines to arrange to have the Unpermitted Exceptions removed, insured over, or otherwise cured to Buyer’s satisfaction. If Seller fails to deliver such written notice to Buyer within such ten (10)-day period, then Seller shall be deemed to have elected to remove, insure over, or otherwise cure the Unpermitted Exceptions to Buyer’s satisfaction. If Seller declines to arrange to remove, insure over, or otherwise cure any of the Unpermitted Exceptions to Buyer’s satisfaction, then Buyer shall elect, through written notice to Seller within ten (10) days after Buyer’s receipt of Seller’s written declination, to: (i) terminate this Agreement and receive refund of the Earnest Money (as defined below), and upon such refund, neither party shall have any further obligation to the other except as to provisions herein which expressly survive termination; or (ii) waive such objections and take title subject to the Unpermitted Exceptions that Seller has declined to remove, insure over, or otherwise cure to Buyer’s satisfaction, and such Unpermitted Exceptions shall thereupon be Permitted Exceptions. If Buyer fails to deliver such written notice to Seller within such ten (10)-day period, then Buyer shall be deemed to have elected to waive such objections. The Closing Date shall be adjusted, if necessary, to allow for any elections allowed or required by this Section. Notwithstanding anything to the contrary contained herein, Seller shall be obligated to remove as a title exception (A) all mortgages (other than the Existing Mortgage Loan, which Buyer shall assume or take subject to), security deeds, mechanic’s liens, or other security instruments encumbering the Property, and (B) all past due Taxes, and (C) any judgments or tax liens against the Seller (which do not result from acts or omissions on the part of Buyer) which have attached to and become a lien against the Property.
d.Pre-Closing “Gap” Title Defects. Buyer may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any title issues raised by the Title Company or by Buyer’s surveyor after Buyer’s receipt of the initial Title Commitment and Survey; provided that Buyer must notify the Seller of such objection to title within ten (10) days of being made aware of any such issue. If Buyer sends a Gap

Notice to the Seller, Buyer and the Seller shall have the same rights and obligations with respect to such notice as apply to a Title Notice under Section 5.3 hereof.
e.Assumed Indebtedness. Buyer and Seller shall cooperate and use their reasonable commercial efforts to cause the Existing Mortgage Loan to either be assumed or be taken subject to and then, if Buyer chooses, refinanced by Buyer on the Closing Date. The terms of any such assumption or taken subject to, and, if applicable, refinancing, shall be acceptable to Buyer in its sole and absolute discretion, and shall provide for a full and complete release of Seller and its related parties (including but not limited to any borrower, guarantor, indemnitor and Agent and any employee or principal of Agent) from any liability or obligation with respect to the Existing Mortgage Loan from and after the Closing Date (other than liabilities and obligations that by the terms of the documents, instruments and agreements evidencing and securing the Existing Mortgage Loan survive such assumption or taking subject to and, if applicable, refinancing). All fees, costs and expenses due to any lender or servicer in connection with the assumption or taking subject to and, if applicable, refinancing of the Existing Mortgage Loan, including without limitation any prepayment penalty or premium, shall be paid by Buyer. Seller also shall contribute to Buyer Seller’s remaining unamortized amount of loan fees attributable to the Existing Mortgage Loan, and Buyer shall be entitled to deduct in accordance with applicable law such remaining unamortized amount and all other fees, costs and expenses described in the preceding sentence, including, if applicable, any prepayment penalty or premium. Notwithstanding anything in this Agreement (including this Section 5.5) to the contrary, Buyer shall not be deemed to have assumed (but rather shall have taken the Property subject to) any Existing Mortgage Loan unless such assumption is made by Buyer in writing with the consent of the applicable lender.
Section 6.Buyer’s Inspection.
a.Document Inspection. Buyer and Seller acknowledge that Buyer (by itself or through such agents, consultants and others as Buyer shall designate) has inspected, tested and analyzed the Property, and examined, reviewed and inspected all books, records and files relating to the Property (or Seller’s operation of the Property) including without limitation income and expense statements and information, repair and maintenance invoices and records, all Tenant correspondence files, and drawings and specifications for construction of the Improvements. In connection with the Due Diligence Certification provided pursuant to Section 6.3 hereof, Seller shall certify to Buyer that the Due Diligence Documents delivered to Buyer are complete and materially accurate.
b.Physical Inspection. The Agent and Buyer have entered into a Confidentiality and Access Agreement dated as of January 29, 2021 (the “Property Access Agreement”). Pursuant to the terms of the Property Access Agreement, Buyer and its consultants and agents shall have the right, from time to time prior to the earlier of the Closing or termination of this Agreement, to enter upon the Property to examine the same and the condition thereof, and to conduct such investigations, inspections, tests and studies as Buyer shall determine to be reasonably necessary. Buyer agrees to conduct such activities during normal business hours to the extent practicable. Buyer shall not enter any tenant space without the Agent’s consent, and Buyer shall endeavor in good faith to provide the Agent with prior notice of any other inspections of the Property by Buyer or its consultants or agents. Buyer agrees to pay all costs of such investigations, inspections, tests and studies and to indemnify and hold Seller harmless from and against any claims for injury or death to persons or damage to property arising solely out of any action of any person or firm entering the Property on Buyer’s behalf as aforesaid, which indemnity shall survive the Closing and any termination of this Agreement without the Closing having occurred. Notwithstanding the foregoing, Buyer shall not be liable hereunder for the discovery of a preexisting condition at the Property or for the consequences of such discovery. Upon reasonable notice to Seller,

Buyer may interview Seller’s property management and maintenance staff; provided that such interviews shall be conducted at such times and places as are reasonably acceptable to Seller. Except as provided in the preceding sentence, Buyer shall not communicate with Seller’s or the Agent’s (as defined in Section 7.1(n)) employees at the Property without the prior consent of the Agent or Seller, which consent shall not be unreasonably withheld or delayed.
c.Formal Inspection Period. Notwithstanding Buyer’s continuing right of inspection contained in Section 6.2 above, Buyer shall have until June 1, 2021 (the “Inspection Date”) in which to make such investigations, inspections, tests and studies permitted herein with respect to the Property, the Due Diligence Documents, and any other thing or matter relating to the Property as Buyer deems appropriate, and, at the sole discretion of Buyer, to terminate this Agreement on or before such Inspection Date if Buyer is not, for any reason or for no reason, satisfied with the Property. Simultaneously with the execution of this Agreement, Seller shall deliver to Buyer Seller’s written certification that Seller has provided Buyer with all of the Due Diligence Documents (the “Due Diligence Certification”). The Due Diligence Certification shall be in the form attached hereto as Exhibit C. If Buyer terminates this Agreement on or before the Inspection Date, then neither party shall have any further obligation to the other except as to provisions herein which expressly survive termination and that certain Confidentiality and Non-Disclosure Agreement by and between Buyer and Parent dated December 4, 2020, which shall survive such termination. This Section 6.3 shall not be deemed to limit Buyer’s additional termination rights under any other section of this Agreement. Within two (2) business days following the Inspection Date, Buyer shall deposit in escrow with Escrow Agent the sum of $[●]1, as earnest money (such sum, together with all interested earned thereon, the “Earnest Money”). The Earnest Money shall be held pursuant to the terms and conditions of this Agreement and an escrow agreement (the “Earnest Money Escrow Agreement”) in the form of Exhibit I attached hereto. At Closing, the Earnest Money shall be returned to Buyer, or at Buyer’s election, may fund all or a portion of the Election Amount, if any; provided that if the amount of the Earnest Money exceeds the Election Amount any excess shall be returned to Buyer.
d.Surviving Service Contracts. On or before June 30, 2021, Buyer shall provide written notice to Seller identifying the Service Contracts that Buyer wishes to have terminated at or before Closing (“Buyer’s List”). If Seller declines to terminate any of the Service Contracts on Buyer’s List, then Seller shall provide Buyer, within five (5) business days of receiving Buyer’s notice, with written notice of the Service Contracts on Buyer’s List that Seller declines to have terminated (the “Remaining Contracts”). If Seller declines to terminate any of the Service Contracts on Buyer’s List, then Buyer may elect, through written notice to Seller within five (5) business days after Buyer’s receipt of Seller’s notice, to terminate this Agreement and receive refund of the Earnest Money, and upon such refund, neither party shall have any further obligation to the other except as to provisions herein which expressly survive termination. If Buyer does not elect to so terminate this Agreement, then Buyer shall be deemed to have elected to assume the Remaining Contracts and Seller shall terminate any Service Contract on Buyer’s List other than the Remaining Contracts (the “Terminated Contracts”), at Seller’s sole cost and expense, effective on or before the Closing Date, and shall indemnify Buyer for any cost or expense (including reasonable attorney’s fees) associated with the Terminated Contracts. The Service Contracts that are not to be terminated pursuant to this Section shall be herein referred to as the “Surviving Service Contracts.”
e.Appraisal. Buyer may obtain, at its sole cost and expense, an appraisal of the Property (the “Appraisal”), to be performed by an appraiser acceptable to Buyer in its sole discretion. In the event Buyer has the Property appraised, Seller shall provide all reasonable cooperation necessary to the appraiser conducting the Appraisal.
1 Buyer NTD: Earnest money shall be allocated among the properties commensurate with the purchase price allocations.

f.Independent Audit. After the Closing Date, Buyer may retain, at its sole cost and expense, an independent auditing firm selected by Buyer in its sole discretion to prepare any audited financial statements requested by Buyer for the Property for the three (3)-year period prior to the Closing Date. Seller shall provide all necessary cooperation to Buyer’s designated independent auditor. At any time before or after the Closing Date, Seller agrees to provide to Buyer’s designated independent auditor: (a) full and complete access to the books and records of the Property and all related information regarding the Property for the three-year period prior to the Closing Date; and (b) a representation letter, in form reasonably acceptable to Seller and Buyer’s designated independent auditor, delivered by the Seller (and/or, if applicable, the Seller’s managing agent of the Property), regarding the books and records of the Property.
Section 7.Seller’s Representations, Warranties and Covenants.
a.In addition to any other representations, warranties and covenants provided by Seller to Buyer elsewhere in this Agreement, Seller represents, warrants and covenants to Buyer as of the Contract Date and the Closing Date:
(i)Leases. The Leases made available to Buyer pursuant to Section 6.1 hereof are true, complete and accurate copies of all of the Leases currently in effect with respect to the Property. There are no written or oral promises, understandings or commitments with Tenants other than as set forth in such Leases as delivered to Buyer. The Leases are in full force and effect. With the exception of Delinquent Rent, no Tenant is in material default under any of the Leases. Seller has delivered to Buyer a rent roll and pursuant to Section 12(cc) below on the Closing Date will deliver to Buyer an updated rent roll. Each such rent roll is or upon its delivery will be a true, accurate and complete rent roll describing each of the Leases, including the name of each Tenant, the unit occupied by each Tenant, the lease term, monthly rent, any deposits (security and otherwise), all delinquencies in rent, deposits paid and any prepaid rent or items or other credits due any Tenant.
(ii)Ownership of Property. Seller is the lawful owner of the Property and holds marketable, fee title to the Property, free and clear of all liens, claims and encumbrances (“Liens”) other than (i) Liens disclosed on the Title Commitment which Buyer does not object to pursuant to Section 5.3, (ii) Liens for Real Estate Taxes which are not yet due and payable, assessments for public improvements installed after the Closing Date, and water and sewer charges and rents, subject to adjustment thereof as hereinafter provided, which are not due and payable, and (iii) Liens which will be discharged and terminated before or at the Closing. No person or entity has an option or right of first refusal to purchase all or any portion of the Property.
(iii)Service Contracts and Personal Property. Seller will provide Buyer with true, correct and complete copies of all Service Contracts, and a complete list and description of the Personal Property, as part of the Due Diligence Documents. To Seller’s knowledge, no party is in default under any of the Service Contracts.
(iv)Authority. Seller is formed pursuant to, and in good standing under, the laws of the state where it was incorporated or otherwise organized. Seller is authorized to own and operate real estate in the state in which its Land is located. Seller is not subject to any proceeding in bankruptcy or any proceeding for dissolution or liquidation. This

Agreement and all exhibits and documents to be delivered by Seller pursuant to this Agreement have been duly executed and delivered by Seller and constitute the valid and binding obligations of Seller, enforceable in accordance with their terms. Seller has all necessary power and authority, has taken all action necessary to enter into this Agreement, to perform its obligations hereunder and, upon receipt of the consents and approvals described in Section 7.3 hereof, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement will not conflict with or constitute a breach or default under (i) the organizational documents of the Seller; (ii) any material instrument, contract, or other agreement to which Seller is a party which affects any of the Property; or (iii) any statute or any regulation, order, judgment, or decree of any court or governmental or regulatory body. On or before the Closing Date, Seller will have complied with all applicable statutes, laws, ordinances and regulations of every kind or nature, in order to effectively convey and transfer all of its right, title and interest in and to the Property to Buyer in the condition herein required. No consents, approvals, notices or filings must be obtained from or delivered to any third party by Seller in connection with the execution of this Agreement and the performance of the obligations and lawful completion of the transactions contemplated hereunder. Schedule 7.1(d) contains a true, accurate and complete listing of all outstanding equity interests of Seller, including securities exchangeable for or convertible into equity interests of Seller, and the ownership of such outstanding equity interests.
(v)Environmental Matters. Except as otherwise disclosed in environmental reports included in the Due Diligence Documents previously provided to Buyer [and the [specify number] underground tank(s) located on the Property previously disclosed to Buyer (the “Tanks”) which to Seller’s knowledge comply in all respects with Environmental Laws, including without limitation, all notification, maintenance, inspection, testing and closure requirements, and with respect to which, to Seller’s knowledge, no release or discharge has occurred]2, no Hazardous Substances have been used, generated, transported, treated, stored, released, discharged or disposed of in, onto, under or from the Property by Seller, or, to Seller’s knowledge, by any predecessor-in-title or agent of Seller, by any Tenants, or by any other person at any time. [Except only the Tanks,] (i) there are no above-ground or underground tanks or any other underground storage facilities located on the Property, and (ii) to Seller’s knowledge, there have never been any such tanks or facilities on the Property. There are no wells or private sewage disposal or treatment facilities located on the Property and to Seller’s knowledge there have never been such wells or private sewage disposal or treatment facilities located on the Property. To Seller’s knowledge, methamphetamine production has not occurred on the Property. Seller has not received written notice of, and otherwise does not have knowledge of, any violation of any Environmental Laws with respect to the Property.
(vi)Non-Foreign Status. Neither Seller nor any of Seller’s direct or indirect equity owners is a “foreign person” as that term is defined in the Code and the regulations promulgated pursuant thereto.
(vii)Anti-Terrorism Laws. Seller and its members, managers and officers, and any constituent entity holding a direct or indirect interest in any member or manager is in
2 Buyer NTD: The bracketed and highlighted language should be included in the River Pointe, Woodhaven, Windsor Gates and West Calhoun agreements only. Seller should specify the number of underground tanks at each such property when completing this Section.

compliance with all laws relating to terrorism or money laundering, including the Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time; the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time. Neither Seller nor any of its members, managers or officers, nor any constituent entity holding a direct or indirect interest in any member or manager is a person or entity that: (i) is listed in the Annex to, or otherwise subject to the provisions of Executive Order No. 13224 dated September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (ii) is named as a “Specially Designated National and Blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (iii) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (iv) is (A) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (B) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.
(viii)Governmental Matters. Seller has not received notice from any governmental body having jurisdiction over the Property, and has no other knowledge, of any of the following or any existing facts or conditions which could reasonably be expected to result in the any of the following: (i) any pending or contemplated annexation or condemnation proceedings, or purchase in lieu of the same, affecting or which may affect all or any part of the Property; (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property; (iii) any proposed changes in any road patterns or grades which would affect ingress or egress to or from the Property; (iv) any uncured violation of any legal requirement, restriction, condition, covenant or agreement affecting the Property or the use, operation, maintenance or management of the Property; (v) any uncured violations of laws, codes or ordinances affecting the Property; or (vi) any violation of the terms of, or any failure to obtain, any permit required for the operation of the Property as presently operated, or any threat to revoke, cancel, suspend or not renew any such permit.
(ix)Litigation; Compliance. Except as set forth on Schedule 7.1(i), there are no actions, suits, proceedings, claims, investigations or inquiries pending or, to Seller’s knowledge, threatened against Seller, its direct or indirect equity owners or the Property in any court, before any governmental or administrative agency, or before any other tribunal having jurisdiction over Seller, its direct or indirect equity owners or the Property. To Seller’s knowledge, there is no controversy, investigation, complaint, protest, proceeding, suit, litigation or claim relating to the Property or any part thereof, or relating to Seller, which might adversely affect the Property or the transactions contemplated by this Agreement. Seller is not a party or otherwise subject, and other than existing orders and decrees regarding moratoriums on evictions resulting from or relating to the public health crisis caused by the novel coronavirus known as COVID-19, the Property is not subject, to any judgment, order, writ, injunction, decree or agreement of or with any court, governmental or administrative agency, or tribunal having jurisdiction, or any tenant, group of tenants or tenants’ association. The Property and Seller’s operation of the Property complies in all respects with all applicable laws, ordinances, codes, rules and regulations, including those pertaining to zoning, access to disabled persons, building, health, safety and environmental matters.
(x)Mechanics’ Liens. To the extent that nonpayment thereof could result in a Lien, all bills, claims and amounts owing for labor performed and materials furnished to or for the benefit of the Property prior to the date of execution hereof have been paid in full. If any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to the Property or Seller prior to the Closing Date, Seller will immediately pay such claim and discharge any related Lien, or may bond off such Lien prior to Closing in a manner reasonably acceptable to Buyer and Title Company.
(xi)No Bankruptcy. Seller: (i) is not in receivership or dissolution; (ii) has not made any assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature; (iii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any jurisdiction and no such petition has been filed against Seller or any of its property or affiliates, if any; (iv) has not suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of such time; (v) has not made an offer of settlement, extension or composition to its creditors generally; and (vi) none of the foregoing are pending or threatened.
(xii)Documentation. All documentation provided to Buyer under this Agreement is true, correct, and complete in all material respects.
(xiii)Material Defects. To Seller’s knowledge, and except as disclosed in the Due Diligence Documents, there is no material defect existing with respect to any of the Improvements or any part or portion thereof. For the purposes of the foregoing, a “material defect” is one which can be reasonably anticipated to cost more than $50,000 to cure.
(xiv)Employees. Seller has no employees that are engaged in the operation or maintenance of the Property. The Property is managed by Agent pursuant to a management agreement by and between Seller and Agent. Attached hereto as Schedule 7.1(n) is a true and accurate list of all persons employed by Agent in connection with the operation and maintenance of the Property as of the date hereof, including name, job description, term of employment, average hours worked per week, current pay rate, description of all benefits provided such employees and the annual cost thereof. To Seller’s knowledge, except as disclosed on Schedule 7.1(n), none of such employees of Agent are covered by an employment agreement, collective bargaining agreement or any other written agreement, and all employees of Seller are terminable “at will”, subject to applicable laws prohibiting discrimination by employers.
(xv)Benefit Plans. Except as disclosed in the attached Schedule 7.1(o), Seller does not maintain, sponsor, participate in or contribute to, and in the past has not maintained, sponsored, participated in or contributed to, any employee health or benefit plan (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees of Seller, and Seller is not, and has not been, a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Code.
(xvi)Licenses and Permits. Attached hereto as Schedule 7.1(p) is a complete and accurate list of all licenses, certificates, permits and authorizations from any governmental authority of any kind which are required to operate, use and maintain the Property; and all such licenses, certificates, permits and authorizations have been issued and are in full force and effect and on the Closing Date shall remain in full force and effect notwithstanding the conveyance of the Property.
(xvii)Taxes. All Tax returns required to have been filed by Seller have been timely filed and are correct and complete in all material respects. All Taxes, assessments, penalties and interest due in respect of any such Tax returns or the Property and any assessments thereon have been paid in full or will be timely paid when due. There are no pending claims, assessments, deficiencies, audits or notices with respect to any such Taxes and, to Seller’s knowledge, no such claim has been threatened.
(xviii)Financial Statements. Attached hereto as Schedule 7.1(r) are the unaudited balance sheet of Seller as of December 31, 2020, and the related statements of income and cash flows for the fiscal year then ended (collectively, the “Financial Statements”). Seller has delivered to Buyer the unaudited balance sheet of the Seller as of the last day of each of the months from and including January 2021 through the month immediately preceding the Closing Date, and the related unaudited statement of income and expenses for the months then ended. The Financial Statements (a) are or will be prepared from Seller’s books of account in accordance with United States generally accepted accounting principles consistently applied for unaudited financial statements, (b) are or will be true, complete and accurate in all respects, and (c) do or will present fairly and accurately the financial position of Seller and the operation of the Property as at such dates and the results of its operations and earnings for the periods indicated thereon. Except as reflected in the Financial Statements, and except for liabilities (including current liabilities) incurred by Seller in the ordinary course of business since the date of the Financial Statements as shown on the financial statements subsequent to the Financial Statements, Seller has no debts, liabilities or obligations of any kind which could be reasonably expected to have a material adverse effect on the Property.
(xix)Personal Property. All such Personal Property is in good working condition and adequate for the operation of the Property at full occupancy in all material respects; and

Seller will not remove any item of Personal Property from the Property on or prior to the Closing Date, unless such item is replaced with a similar item of no lesser quality or value. All Personal Property is owned free and clear of all Liens.
(xx)Landlord Obligations. As of the Closing, all improvements, inducements, or allowances required to be completed or paid by Seller as landlord under the Leases will be completed and/or paid, and all leasing commissions applicable to the Leases that commence prior to the Closing Date shall be fully paid or included as a credit to Buyer in the Reconciliation pursuant to Section 4.2(i).
(xxi)Wells, Septic, Methamphetamine. Seller does not know of any “Wells” on the Property within the meaning of Minnesota Statutes Chapter 103I. Seller does not know of any individual sewage treatment system as defined in Minnesota Statute Section 115.55 located on or serving the Property. To its knowledge, Seller does not know of any methamphetamine production on the Property.
b.When words such as “knowledge of”, “known to”, “to its knowledge” or words of similar import are used with respect to Seller, they shall, in every instance, mean the knowledge of Robert Levine, the CEO of Agent, Keith A. Kraemer, the Vice President and CFO of Agent and Brian Kelley, the Vice President and COO of Agent.
c.Seller has advised Buyer that consummation of the transactions contemplated by this Agreement require the consent and approval of Seller’s members or limited partners, as applicable. Seller agrees to take such action as may be necessary or appropriate to request such consent and approval, and shall use its reasonable commercial efforts to obtain and certify the same to Buyer on or before June 30, 2021 (the “Approval Deadline”). If such consent and approval is not obtained by Seller and certified to Buyer on or before the Approval Deadline, Buyer shall have the option to terminate this Agreement by written notice to Seller and receive refund of the Earnest Money, and upon such refund, neither party shall have any further obligation to the other except as to provisions herein which expressly survive termination, and this Agreement shall terminate. If Buyer elects not to terminate this Agreement as provided in the immediately preceding sentence, Seller shall continue to use reasonable commercial efforts to obtain such consents and approvals until the Closing Date.
d.It shall be a condition of Buyer’s obligation to consummate the Closing that the representations, warranties and covenants contained in this Section 7 are true and correct at Closing. If Seller learns that any of said representations or warranties has become inaccurate between the Contract Date and the Closing Date, Seller shall immediately notify Buyer in writing of such change. The Closing Date shall be automatically extended for ten (10) days in order to allow Seller to cure such change. If Seller cures such change, then this Agreement may proceed to Closing pending satisfaction of the other conditions to Closing. If Seller does not cure such change, Buyer may either (a) terminate this Agreement by written notice to Seller and receive refund of the Earnest Money, and upon such refund, neither party shall have any further obligation to the other except as to provisions herein which expressly survive termination, or (b) waive such right to terminate and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. Seller’s execution and delivery of the Deed shall be deemed Seller’s certification that all of the foregoing representations and warranties remain true and correct as of the Closing Date, as if made on such date. The representations, warranties and covenants contained in this Section 7 shall survive the Closing.

Section 8.Buyer’s Representations, Warranties and Covenants. In addition to any other representations, warranties and covenants provided by Buyer to Seller elsewhere in this Agreement, Buyer represents, warrants and covenants to Seller as of the Contract Date and the Closing Date:
a.Buyer is a validly formed limited partnership under the laws of North Dakota, is in good standing in the state of North Dakota, is qualified to do business in the State of Minnesota, and is duly authorized to do all things required of it under or in connection with this Agreement, other than consummation of the sale and contribution transaction contemplated hereby. Upon obtaining the approvals and consents described in Section 7.3 hereof, Buyer will be duly authorized to consummate the sale and contribution transaction contemplated hereby. The parties executing this Agreement on behalf of Buyer are duly authorized to so do, and, upon execution, this Agreement will be duly executed by and binding upon Buyer. For federal and all applicable state income tax purposes, Buyer always has been since Buyer’s formation, and currently is, and expects to be taxed as a partnership. Buyer would not be treated as an investment company (within the meaning of Section 351 of the Code) if Buyer were incorporated.
b.Buyer is not subject to any involuntary proceeding for dissolution or liquidation.
c.Buyer has provided Seller’s legal counsel with a complete copy of the Partnership Agreement.
d.At Closing, following issuance of the POP Units as contemplated herein, the capitalization of Buyer will be as set forth on Schedule 8.4, and all POP Units shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all encumbrances, other than as expressly set forth in the Partnership Agreement and encumbrances arising under securities laws. Other than the “Series C Preferred Units” identified on Schedule 8.4, there are no partnership interests in the Buyer that have priority or preference rights senior to the POP Units.
e.The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all trustees of Parent duly called and held and, not subsequently rescinded or modified in any way, has approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the issuance of the POPs by Buyer, upon the terms and subject to the conditions set forth herein.
f.The audited balance sheet of Parent dated as of December 31, 2020, contained in the Parent’s United States Securities and Exchange Commission documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” To Buyer’s knowledge, neither Parent nor Buyer has any liabilities required to be reflected on a balance sheet prepared in accordance with United States Generally Accepted Accounting Principles other than liabilities that: (a) are reflected or reserved against in the Parent Balance Sheet (including, without limitation, in the notes thereto); (b) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (c) are incurred in connection with the transactions contemplated by this Agreement or any document delivered in connection herewith; or (d) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on either Buyer or Parent. For purposes of the immediately preceding sentence, “Buyer’s knowledge” shall mean the knowledge of Anne Olson, the Chief Operating Officer of Parent.
Section 9.Conditions to Closing.

a.Buyer’s Conditions. Buyer’s obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:
(i)This Agreement shall not have terminated or been deemed terminated pursuant to any provision hereof.
(ii)Seller shall have made all deliveries as required by Section 10.4 below.
(iii)Seller shall have complied with and performed all covenants, agreements and conditions on its part to be performed under this Agreement and in all documents and agreements executed pursuant hereto within the time herein provided for such performance.
(iv)The representations, warranties and agreements of Seller contained herein (including, without limitation, all representations and warranties contained in Section 7.1) and in all documents and agreements executed pursuant hereto are and shall be true and correct as of the date hereof and as of the Closing Date in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect).
(v)From and after the Contract Date hereof to the Closing Date, there shall have been no material adverse change in or to the Seller or the Property or the business conducted thereon.
(vi)No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent consummation of the transactions under this Agreement or which would affect the right of Buyer to own, operate and control the Property.
(vii)Prior to Closing, Buyer shall have received from the Title Company an acceptable pro-forma of the Title Policy, obligating the issuance of the Title Policy in accordance therewith showing (effective upon Closing) title in Buyer subject only to the Permitted Exceptions.
(viii)Buyer shall have assumed or taken subject to the Existing Mortgage Loan effective as of the Closing Date, and Seller and its related parties (including but not limited to any borrower, guarantor, indemnitor and Agent and any employee or principal of Agent) shall have no remaining liability or obligation with respect thereto, other than liabilities and obligations that by the terms of the documents, instruments and agreements evidencing and securing the Existing Mortgage Loan survive such assumption or taking subject to the Existing Mortgage Loan.
(ix)The Escrow Agent shall have duly executed and delivered the Escrow Agreement. Seller shall deliver to the Escrow Agent the Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purposes of securing the indemnification obligations set forth in Section 11.6;

(x)Closing under each other Contribution Agreement shall have occurred (or shall occur simultaneously with the Closing under this Agreement).

If any of the foregoing conditions are not satisfied or waived by Buyer on or before the Closing Date, then Buyer may terminate this Agreement on written notice to Seller, receive refund of the Earnest Money, and, in such event, this Agreement shall cease and terminate, and neither party shall have any further obligation hereunder except as to covenants which expressly survive termination.
b.Seller’s Conditions. Seller’s obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:
(i)This Agreement shall not have terminated or been deemed terminated pursuant to any provision hereof.
(ii)Buyer shall have made all deliveries as required by Section 10.5 below.
(iii)Buyer shall not then be in default of any covenants, agreements and conditions on its part to be performed under this Agreement within the time herein provided for such performance.
(iv)The representations, warranties and agreements of Buyer contained herein and in all documents and agreements executed pursuant hereto are and shall be true and correct as of the date hereof and as of the Closing Date in all material respects.
(v)No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent consummation of the transactions under this Agreement.
(vi)Buyer shall have assumed or taken subject to the Existing Mortgage Loan effective as of the Closing Date, and Seller and its related parties (including but not limited to any borrower, guarantor, indemnitor and Agent and any employee or principal of Agent) shall have no remaining liability or obligation with respect thereto, other than liabilities and obligations that by the terms of the documents, instruments and agreements evidencing and securing the Existing Mortgage Loan survive such assumption or taking subject to the Existing Mortgage Loan.
(vii)Buyer shall have paid all commissions of Seller’s Broker arising in connection with the transaction contemplated by this Agreement. Pursuant to a separate agreement between Buyer and Seller’s Broker, Buyer is obligated by contract to pay all such commissions. In the interest of clarity, Buyer shall not be required to pay any fees, costs, expenses or reimbursements due to Seller’s Broker, if any, which amounts are the responsibility of Seller.
(viii)Buyer’s federal and all applicable state income tax classifications as a partnership shall not have been terminated or otherwise changed. Buyer’s not being treated as an investment company (within the meaning of Section 351 of the Code) if the Buyer were incorporated shall not have changed.
(ix)Seller shall have obtained the consent and approval of Seller’s members or limited partners as contemplated by Section 7.3.

Section 10.Closing.
a.Time and Place. Buyer’s acquisition of the Property shall take place on a mutually agreeable business day (the “Closing Date”) that is as soon as reasonably possible after all of the conditions set forth in this Agreement are or will be fully satisfied or performed (or waived in writing) but in no event later than August 17, 2021, which deadline shall be automatically extended to September 1, 2021 if Seller has not certified to Buyer’s reasonable satisfaction that the members or limited partners of the seller entities owning the properties listed on Schedule 10.1 hereto have consented and approved of the transactions contemplated by the applicable contribution agreement to which each such seller entity is a party by June 17, 2021. Closing shall occur through mail escrow with the Closing Agent. To the extent practicable and specifically excluding the Consideration, Seller and Buyer shall deposit in escrow with Title Company the closing deliverables set forth in Section 10.4 and Section 10.5 below, respectively, not less than three (3) business days prior to the Closing Date.
b.Buyer’s Costs. Buyer shall pay:
(i)All recording fees to record the Deed.
(ii)One-half of all Closing Agent’s escrow and closing fees.
(iii)The premium for the Title Policy, and for any endorsements requested by Buyer (other than curative endorsements that Seller may be obligated to provide pursuant to Section 5 above).
(iv)All costs of Buyer’s due diligence.
(v)Its own attorneys.
(vi)All commissions due to Seller’s Broker previously agreed to be paid by Buyer that arise in connection with the transaction contemplated by this Agreement.
(vii)All charges of the Closing Agent not otherwise expressly assigned to either party by this Agreement that are customarily charged to buyers for document drafting, recording and other miscellaneous items.
c.Seller’s Costs. The Seller shall pay:
(i)One-half of all Closing Agent’s escrow and closing fees.
(ii)The cost of preparation of the Title Commitment.
(iii)The cost of preparation and recording of all documents (other than the Deed) necessary to place record title in the condition warranted by Seller in this Agreement.
(iv)Any form of deed tax or personal property tax imposed by any state or federal entity by virtue of the sale of the Property, or recording of the Deed, to Buyer.
(v)Its own attorneys.

(vi)All other fees and expenses incurred by Seller in connection with the transactions contemplated by this Agreement, including without limitation all amounts due or to become due to Seller’s Broker, if any, arising in connection with the transaction contemplated by this Agreement (other than commissions previously agreed to be paid by Buyer).
(vii)The cost of any curative endorsements that Seller may be obligated to provide pursuant to Section 5 above.
(viii)All other fees, expenses and charges customarily paid by sellers in transactions similar to those contemplated by this Agreement.
d.Seller’s Deliveries. Seller shall obtain and deliver to Buyer at the Closing the following documents (all of which shall be duly executed and, if required for recording, acknowledged, which documents Buyer agrees to execute and acknowledge where required):
(i)The Deed, conveying to Buyer all of Seller’s right, title and interest in and to the Property, subject only the Permitted Exceptions.
(ii)The Bill of Sale for the Personal Property, in the form attached as Exhibit D hereto.
(iii)A General Assignment and Assumption Agreement in the form attached as Exhibit E hereto.
(iv)A Non-Foreign Certificate in the form attached as Exhibit F hereto or a valid IRS Form W-9, Request for Taxpayer Identification Number and Certification.
(v)The Second Amendment to the Partnership Agreement reflecting issuance of the POP Units as provided for in this Agreement.
(vi)The Tax Protection Agreement.
(vii)The Escrow Agreement.
(viii)The Seller Principal Guaranty.
(ix)A certificate confirming the updated rent roll, as required by Section 12(cc).
(x)Copies of, or where available, original, fully executed Leases (including any guaranty of any Lease).
(xi)Certificates of title to vehicles included in the Personal Property, if any, together with all documents required by applicable state law to transfer them to Buyer.
(xii)To the extent in Seller’s possession or control, all keys, security codes, and combinations to locks, equipment manuals, technical data and other documentation relating to building systems and equipment.
(xiii)Evidence of the termination of all Service Contracts other than the Surviving Service Contracts, in form satisfactory to Buyer in its sole but reasonable discretion.

(xiv)An affidavit customarily required of sellers by the Title Company to remove the standard exceptions from an owner’s title insurance policy that are capable of being removed by such an affidavit, and such other affidavits, certifications and statements of facts as Seller or the Title Company may reasonably request in connection with the issuance of the Title Policy.
(xv)An Accredited Investor Certificate, with content acceptable to Buyer in its sole but reasonable discretion, in the form attached as Exhibit B hereto.
(xvi)Duly adopted and executed documents as are required for Seller to change its name to a name mutually acceptable to Seller and Buyer and to terminate any and all assumed names of Seller. Buyer agrees that Seller may file such documents upon the Closing.
(xvii)A certificate, executed by a manager or officer of Seller, to the effect that (i) all of the representations, warranties and covenants made by Seller in this Agreement are materially true and correct on the Closing Date with the same effect as though made on and as of the Closing Date, (ii) all covenants and agreements undertaken to be performed by Seller under this Agreement have been taken or performed, (iii) since the date of this Agreement, Seller has operated the Property only in the ordinary course, and (iv) there has been no material adverse change in the Property from the Contract Date to the Closing Date.
(xviii)A certificate, executed by a manager or officer of Seller, certifying the resolutions of the board of managers and, if required, members, of Seller authorizing and approving the execution, delivery and performance by Seller of this Agreement.
(xix)Information pertaining to Seller or the Property as may be required to enable the Title Company to complete and file the Electronic Certificate of Real Estate Value (the “eCRV”).
(xx)A notice to all Tenants under the Leases stating that Seller’s interest in the Property will terminate as of the Closing Date, that future Rent payments shall be made to Buyer and that all security deposits made by the Tenants shall be transferred to Buyer and providing the name and address of Buyer.
(xxi)A tank affidavit executed by Seller with respect to any underground or above ground storage tank located on the Property.
(xxii)The Transition Agreement, duly executed by the Agent.
(xxiii)Such further documents as Buyer or the Title Company may reasonably request to carry out the provisions of this Agreement.

Within ten (10) days following Closing, Seller shall deliver to Buyer: (i) original executed counterparts of each Surviving Service Contract; (ii) to the extent in Seller’s possession or control, originals or copies of all certificates of occupancy, licenses, permits, authorizations and approvals issued by governmental authorities having jurisdiction over the Property; (iii) originals of the Warranties, (iv) any statements of account, data or documents necessary to address a dispute with any of the Tenants. Subsequent to Closing, to the extent reasonably requested in writing by Buyer, and to the extent in Seller’s possession or control Seller shall also deliver to Buyer any other data or documents that relate to the Property.

e.Buyer’s Deliveries. Buyer shall deliver to Seller at Closing:
(i)The Consideration, as prorated and delivered pursuant to this Agreement.
(ii)The Second Amendment to the Partnership Agreement reflecting issuance of the POP Units as provided for in this Agreement and the Contribution Agreements.
(iii)The Tax Protection Agreement.
(iv)The Escrow Agreement.
(v)Information pertaining to Buyer or the Property as may be required to enable the Title Company to complete and file the eCRV.
(vi)Such further documents as Seller or the Title Company may reasonably request to carry out the provisions of this Agreement including but not limited to documentation reasonably acceptable to Seller establishing Parent’s approval of the transactions contemplated herein.
(vii)The Transition Agreement, duly executed by Buyer.
Section 11.General Indemnification.
a.Survival. All representations and warranties contained in this Agreement shall be true as of the Closing Date and shall survive the closing of the transactions contemplated herein, and the conveyance of the Property. All of such representations and warranties shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing Seller delivers written notice to the contrary to Buyer which written notice must state with specificity the representation or warranty which is no longer accurate and in what manner it is no longer accurate. The investigation by Buyer and its employees, agents and representatives of the financial, physical and other aspects of the Property shall not negate or diminish the representations and warranties contained herein.
b.Definitions. For purposes of this Section 11, the following definitions shall apply:

    (i)    “General Representations” shall mean all representations and warranties of Seller set forth in this Agreement other than Title Representations, Undisclosed Liability Representations and Failures to Perform.

    (ii)    “Title Representations” shall mean those representations and warranties set forth in Sections 7.1(b), (d) and (s).

    (iii)    “Undisclosed Liability Representations” shall mean those representations and warranties set forth in Sections 7.1(h), (i), (j), (q), (o) and (r) and any other Pre-Contribution Liabilities as defined in Sections 11.5 and 11.6.

    (iv)    “Failure to Perform” means a circumstance wherein Seller shall fail to perform a material obligation which is required to be performed by it pursuant to this Agreement. If a Failure to Perform is in connection with, or causes, a financial obligation of the Property or Seller to result with respect to matters arising or occurring prior to the Closing Date, the Failure to Perform shall be considered an Undisclosed Liability Representation for purposes of this Agreement.

    (v)    “Claims Period” shall mean the period beginning on the Closing Date and ending on (i) the date that is twelve (12) months after the Closing Date, only as to Claims which pertain to General Representations; and (ii) the date on which the applicable statute of limitation has been determined to have expired as to Title Representations and Undisclosed Liability Representations.

    (vi)    “Claim” shall mean a claim for breach of a General Representation, a Title Representation, an Undisclosed Liability Representation or a claim for Failure to Perform or a claim involving fraud or material misrepresentation.
c.Time to Assert Claims. Buyer’s and Seller’s rights with respect to any Claim or other dispute with respect to any representation or warranty shall expire unless Buyer or Seller asserts the Claim before the expiration of the applicable Claims Period by written notice to Seller or Buyer in the manner provided in this Agreement or unless this Agreement otherwise provides such Claim is not subject to expiration. The notice shall set forth a statement of the nature of the Claim and, if known, an estimate of the damages resulting from such Claim which were suffered (or reasonably expected to be suffered) by Buyer or Seller.
d.Limitations. The maximum amount which may be recovered for Claims pertaining to the General Representations (the “Maximum Amount”) shall be an amount equal to $[●].3 Claims other than Claims pertaining to General Representations may be asserted without regard to the Maximum Amount and none of the limitations of this Section 11.4 shall apply to Claims pertaining to Title Representations, Claims pertaining to Undisclosed Liability Representations, Claims based on Failure to Perform, Claims involving fraud or material misrepresentation, or Claims asserted in connection with pro rations. Notwithstanding anything in this Agreement to the contrary, none of the limitations contained in this Section 11 shall apply with respect to any claim under Section 11.6 arising from or involving fraud, criminal activity, or willful misconduct.
e.Pre-Contribution Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer does not and shall not assume any liability for any claims of third parties arising out of the occurrence of any event or the existence of any condition prior to the Closing Date with respect to the Property, and except with respect to the Existing Mortgage Loan indebtedness which Buyer shall assume or take subject to, all accounts payable, obligations and liabilities of Seller, accrued or unaccrued, foreseen or unforeseen, contingent or liquidated, and incurred prior to the Closing Date or arising out of events or occurrences prior to the Closing Date, including without limit, claims for personal injury or death (collectively, the “PreContribution Liabilities”) shall be the responsibility of, and paid by, Seller.
f.Seller’s General Indemnity. Subject to the limitations set forth above, Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys’ fees and costs) arising out of, as a result of or as a consequence of: (a) the Pre-Contribution Liabilities, which include, without limitation, (i) any property damage or injuries to persons, including death, caused by any occurrence at the Property or resulting from Seller’s use, possession, operation, repair and maintenance of the Property prior to the Closing Date, (ii) any breach of any obligations under the Leases which occurred prior to the Closing Date including without limit, improper billing or improper pass through of utility or other charges, (iii) any breach of Seller’s obligations under the Service Contracts which occurred prior to the Closing Date or obligations arising as a result of any cost incurred for terminating the Service Contracts at Buyer’s direction given prior to Closing, (iv) the failure to pay transfer taxes or other fees if the same are
3 Buyer NTD: Amount to equal the agreed upon 5% cap for each the specific deal.

determined to be due, (v) the termination of the employees of Seller or the Agent prior to or after the Closing, (vi) clean-up costs and future response costs incurred by Buyer under the Environmental Laws as a result of a determination by a court or governmental authority having jurisdiction for events or occurrences prior to the Closing Date, and (vii) all costs and expenses required to be paid by Seller under Sections 4.2, 4.3, 4.4 or 10.3, or as otherwise required under this Agreement; (b) any breach by Seller of any of its representations, warranties, covenants, agreements, or obligations set forth herein or in any other document or instrument delivered by Seller or its affiliates in connection with the consummation of the transactions contemplated by this Agreement; and (c) any failure of Seller to obtain the consents and approvals described in Section 7.3 hereof. For the avoidance of doubt (i) such a breach includes any inaccuracy in or breach of the representations or warranties contained in Section 7.1, and (ii) the costs recoverable by Buyer shall include, without limitation, out of pocket due diligence, financing and other transaction costs incurred by Buyer. Seller shall have no indemnification obligation with respect to any claim or damage caused by Buyer or its agents during Buyer’s due diligence review of the Property and its operations prior to the Closing Date. Any amounts payable to Buyer under this Section 11.6 shall be satisfied as follows: (A) first, from and to the extent of the Escrow Fund, if any; and (B) second, from Seller Principal Guaranty, to the extent of amounts available thereunder.
g.Buyer’s General Indemnity. Subject to the express provisions of this Agreement, from and after the Closing Date, Buyer agrees to indemnify, defend and hold harmless Seller from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys’ fees and costs), arising out of, as a result of or as a consequence of: (a) any breach of the lessor’s obligations under the Leases which occurs after the Closing Date; (b) any breach of Buyer’s obligations under the Service Contracts which Buyer has not directed be terminated and which may occur subsequent to the Closing Date; (c) any property damage or injuries to persons, including death, caused by (i) the negligence or willful misconduct of Buyer or its agents during their respective due diligence review of the Property, or (ii) the occurrence of any event at the Property after the Closing Date or in connection with the Buyer’s use, possession, operation, repair and maintenance of the Property after the Closing Date; (d) any breach by Buyer or its affiliates of any of its representations, warranties, or obligations set forth herein or in any other document or instrument delivered by the Buyer in connection with the consummation of the transactions contemplated by this Agreement; (e) any failure by Buyer to pay costs and expenses required to be paid by Buyer under Sections 4.2 or 10.2, or as otherwise required under this Agreement; (f) any liability for any claims arising out of the occurrence of any event or any condition occurring on or after the Closing Date with respect to the Property (specifically excluding matters of a continuing nature which exist on the Closing Date and existed prior to such date as well); provided, however, nothing herein shall constitute an indemnity as to environmental matters except as to environmental liability arising out of the acts or omissions of Buyer, its agents, employees, and contractors; (g) all accounts payable, obligations and liabilities relating to the Property incurred on or after the Closing Date or arising out of events or occurrences occurring on or after the Closing Date. For the avoidance of doubt, the availability of remedies provided by this Section 11.7 shall not preclude the Seller from making a claim against Buyer under SEC Rule 10b-5 to the extent such a claim is otherwise available to it.
Section 12.Operations Pending Closing. Seller, at its expense, shall operate the Property until the Closing Date or until the termination of this Agreement, whichever is earlier, in accordance with past practices. Seller shall not, without the prior written consent of Buyer (which consent shall not unreasonably be withheld):
(i)enter into any new lease or renew any existing Lease for a term of more than one year;

(ii)provide any rent concessions for any new lease (or extension of an existing Lease);
(iii)sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property, or incur any liabilities other than in the ordinary course of operating and managing the Property, except for such liabilities as will be discharged on or before Closing;
(iv)transfer or remove any Personal Property or fixtures from the Property subsequent to the Contract Date, except for purposes of replacement thereof in the ordinary course of business, in which case such replacements shall be installed prior to Closing at Seller’s sole cost and expense and shall be reasonably comparable in quantity and quality to the item(s) being replaced;
(v)apply any security deposits on account of a default of a Tenant unless such Tenant has vacated the Property or will not be a resident of the Property on the Closing Date;
(vi)modify or amend any Service Contract or any other agreement relating to the Property that would survive the Closing; or
(vii)other than in the ordinary course of business consistent with past practice, initiate any summary or other eviction proceeding or action against any Tenant.

Seller agrees, through and including the Closing Date and at Seller’s sole cost and expense, to:
1.keep all apartment units that have been vacant for at least five (5) days prior to Closing in “rent ready” condition (i.e. thoroughly clean; all appliances, lights, doors, sliding doors, windows, locks, and mechanical systems in good working order; all carpet and other flooring clean and in good condition); all walls clean and in good condition;
2.use commercially reasonable efforts to lease any vacant apartment units at the highest rents possible and as soon as possible after such units become vacant;
3.by the twentieth (20th) day of each calendar month, commencing with the month following the Contract Date (and on the third business day prior to Closing) provide to Buyer an updated rent roll for the immediately preceding calendar month, certified by Seller to be true, accurate and complete in all material respects;
4.keep all existing insurance policies affecting the Property or any portion thereof in full force and effect;
5.use commercially reasonable efforts to keep in full force and effect and/or to renew all licenses and permits, if any, pertaining to Seller’s ownership or operation of the Property or any portion thereof;
6.give Buyer written notice of any citation or other notice that Seller may receive subsequent to the Contract Date and prior to the Closing Date from any governmental authority that alleges any violation of any law, ordinance, code rule, regulation or order regulating the Property or the use thereof, and cure the matter raised by such notice prior to Closing;

7.use commercially reasonable efforts to continue to provide all services currently provided by Seller with respect to the Property or any portion thereof, and to continue to operate, manage and maintain the Property in substantially the same manner as Seller currently operate, manage, repair, replace and maintain the Property.
Section 13.Default and Remedies.
a.Seller’s Default. Should Seller breach any of Seller’s covenants, representations, or warranties contained in this Agreement, or should Seller otherwise default under this Agreement, then Buyer may, upon thirty (30) days written notice to Seller, and provided such breach or failure is not cured within such thirty (30)-day period:
8.if such breach or default is discovered by Buyer prior to Closing and is Material (as that term is defined below), then Buyer may terminate this Agreement, without further liability on Buyer’s part and without limitation of any other rights of Buyer pursuant to this Agreement, and, in such event, Buyer shall receive refund of the Earnest Money and shall have no further liability hereunder; and/or
9.if such breach or default is discovered by Buyer prior to Closing, then Buyer may enforce specific performance of this Agreement, provided such action is commenced within one hundred and eighty (180) days after the date of Buyer’s written notice to Seller pursuant to this Section; and/or
10.subject to the provisions of Article 11 hereof, Buyer may seek damages from Seller on account of any such default.
A breach or default shall be considered “Material” for purposes of Section 13.1(a) if such breach or default would in the reasonable opinion of Buyer (i) subject or could reasonably be expected to subject Buyer to any claim, loss or other liability in an amount in excess of $150,000, or (ii) give rise to or reasonably be expected to give rise to any violation of law or regulation. The immediately preceding sentence shall apply only to the remedies available to Buyer under Section 13.1(a), and shall not apply to the availability of any other right or remedy of Buyer under this Agreement, or to the construction or interpretation of any other provision hereof.
b.Buyer’s Default. Should Buyer, after the Inspection Date and prior to Closing, default in respect to any of its covenants, representations, or warranties contained in this Agreement, and if Seller is not in material default hereunder, Seller may terminate this Agreement upon thirty (30) days prior written notice, provided such breach or failure is not cured within such thirty (30) day period, and otherwise in accordance with Minn. Stat. Section 559.21 Subd. 2a without further liability on Seller’s part, in which event Seller shall receive the Earnest Money as liquidated damages, and such right of termination and receipt of the Earnest Money shall be Seller’s sole remedy hereunder.
c.Attorney’s Fees to Prevailing Party. In the event of any litigation between the parties hereto under any of the provisions of this Agreement, the non-prevailing party to such litigation agrees to pay to the prevailing party all costs and expenses, including reasonable attorney’s fees, incurred by the prevailing party in such litigation. The parties agree that the Judge presiding over the litigation shall determine whether a party is a “prevailing party,” and shall determine the reasonable amount of attorney’s fees and costs recoverable. The parties agree that the amount of attorney’s fees and costs which may be awarded must bear a reasonable relationship to, and must be limited by the Judge to a reasonable amount in view of, the amount recovered by the prevailing party in such matter.

Section 14.Condemnation. If, between the Contract Date and the Closing Date, any condemnation or eminent domain proceedings are initiated or threatened that might result in the taking of any part of the Improvements or the Land or access to the Land from adjacent roadways, Buyer, at its sole discretion, may elect to terminate this Agreement without cost, obligation, or liability on the part of Buyer, in which event Buyer shall receive refund of the Earnest Money, and upon such refund, neither party shall have any further obligation to the other except as to provisions herein which expressly survive termination. If this Agreement is not terminated, Seller shall assign to Buyer all of Seller’s right, title, and interest in and to any award pertaining to the Property made in connection with such condemnation or eminent domain proceedings. Buyer shall notify Seller within fifteen (15) calendar days after its receipt of written notice from Seller of such condemnation or eminent domain proceeding, whether it elects to exercise its right to terminate. If Buyer fails to notify Seller of its election within said fifteen (15)-day period, such failure shall constitute an election to terminate this Agreement as aforesaid. The Closing Date shall be adjusted, if necessary, to allow for such election.
Section 15.Damage or Destruction. Seller shall bear all risk of loss to the Property until the Closing Date. If, between the Contract Date and the Closing Date, all or any portion of the Property is damaged or destroyed by fire or other casualty and the cost to repair and restore the Property is more than $500,000.00, Buyer, at its sole option, may elect to terminate this Agreement without cost, obligation, or liability on Buyer’s part, in which event Buyer shall receive refund of the Earnest Money and upon such refund, all rights and obligations of the parties hereunder shall cease, except as to those provisions herein which expressly survive termination. If either this Agreement is not terminable in accordance with the foregoing, or is terminable but is not terminated, Seller shall, upon Closing, assign to Buyer all of Seller’s right, title, and interest in and to any insurance proceeds, including, without limitation, rent loss insurance proceeds, if any, except for proceeds for rent losses prior to Closing, payable as a result of such damage or destruction plus Seller shall pay to Buyer the amount of any deductible losses under such insurance policies and at Closing shall have no further repair or restoration obligations. Seller shall fully advise Buyer regarding the insurance policies covering such damage or destruction and the probable amount of any insurance proceeds payable as a result of such damage or destruction. Buyer shall notify Seller within fifteen (15) calendar days after receipt of written notice from Seller of such damage or destruction of its election. If Buyer fails to notify Seller of its election within said fifteen (15)-day period, such failure shall constitute an election to terminate this Agreement as aforesaid. The Closing Date shall be adjusted, if necessary, to allow for such election.
Section 16.Notices. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) at the time of delivery if physically delivered, (b) at the time of transmission if transmitted by facsimile transmission or email, provided that such transmission is confirmed by prompt delivery made pursuant to subsections (a), (c) or (d) of this Section 16, (c) three days after having been deposited in the United States Mail, as certified or registered mail (with return receipt requested and with first class postage pre-paid), or (d) one business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be sent to the recipient at the following address or such other address as such party may hereafter specify by like notice to the other parties hereto:

SELLER:        [●]
c/o KMS Management, Inc.
5831 Cedar Lake Road
St. Louis Park, MN 55416

Telephone: (952) 593-9930, ext 1
Email: cheffie1@aol.com

        with a copy (which
shall not constitute
notice) to:        Winthrop & Weinstine, P.A.
                    Attn: Philip T. Colton, Esq.
                    225 South Sixth Street, Suite 3500
                    Minneapolis, MN 55402
Telephone: (612) 604-6729
                    Email: pcolton@winthrop.com

BUYER:        Centerspace, LP
Attn: General Counsel
800 LaSalle Avenue, Suite 1600
Minneapolis, MN 55402
Telephone: (952) 401-4811
Email: aolson@centerspace.com

with a copy (which
shall not constitute
notice) to:        Taft Stettinius & Hollister LLP
                    Attn: Steven J. Ryan, Esq.
                    2200 IDS Center
                    80 South Eighth Street
                    Minneapolis, MN 55402
                    Email: sryan@taftlaw.com

CLOSING AGENT:    First American Title Insurance Company
Attn: Kristi Broderick
121 South 8th Street, Suite 1250
Minneapolis, MN 55402
Telephone: (612) 305-2000
Email: kbroderick@firstam.com
Section 17.Miscellaneous.
a.Governing Law; Headings; Rules of Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without reference to the conflicts of laws or choice of law provisions thereof. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.
b.Assignment. Neither Buyer nor Seller shall assign any of their rights or obligations hereunder without the prior written consent of the other parties; provided, however, without the prior written consent of Seller, Buyer may assign all or a portion of its rights hereunder to one or more entities

(i) in which Buyer has a direct or indirect ownership interest of at least fifty-one percent (51%), (ii) that, for federal and all applicable state income tax purposes, are either taxed as a partnership or treated as disregarded entities with respect to which Buyer is treated as the taxpayer for such purposes, (iii) that, if taxed as a partnership, would not be treated as an investment company (within the meaning of Section 351 of the Code) if such entity were incorporated, and (iv) from which the same ability to convert the POP Units into Common Units and, in turn, Common Units into Shares exists as exists under the Partnership Agreement. Buyer may also, without the prior written consent of Seller, elect to enter into the transaction as part of a simultaneous, deferred or reverse tax-deferred exchange under Section 1031 of the Code, pursuant to an exchange agreement or similar agreement to be entered into by and between Buyer and another qualified party (“1031 Agent”) as contemplated by the Code. Seller agrees to reasonably cooperate with Buyer and to execute any documents (which may include an acknowledgement of an assignment of Buyer’s rights, but not its obligations, under this Agreement) that are reasonably required by Buyer, the 1031 Agent, or the Code in order to complete the purchase of the Property as part of an exchange that qualifies for non-recognition of gain under Section 1031 of the Code. Seller shall not incur any additional liability or financial obligation as a consequence of Buyer’s possible exchange, including with respect to the 721 Exchange, and Buyer agrees to indemnify and hold Seller harmless from any liability that may arise from Seller’s participation therein, including with the 721 Exchange. If Seller elects to receive an Election Amount and desires to complete a possible tax deferred exchange with respect to such Election Amount, Buyer agrees to reasonably cooperate with Seller for the purpose of a possible tax deferred exchange by Seller pursuant to Section 1031 of the Code. Buyer shall not incur any additional liability or financial obligation as a consequence of Seller’s possible exchange, and Seller agrees to indemnify and hold Buyer harmless from any liability that may arise from Buyer’s participation therein. Subject to Sections 18.1 and 18.9, nothing set forth herein shall be deemed to limit assignment by Seller of the Consideration. Except as provided in the Partnership Agreement and the organizational documents of Parent, the consent of the Buyer or its general partner shall not be required for a Transfer (as such term is defined in the Partnership Agreement) by Seller or its assignees of the Consideration, including POP Units, Common Units or Shares. If Seller desires to pledge POP Units, Common Units or Shares, Buyer and Parent agree to provide such assistance and cooperation in connection with such pledge as Seller may reasonably request, including using commercially reasonable efforts to negotiate and enter into a consent and control agreement or similar agreement with a lender on customary terms consistent with Buyer’s and Parent’s past practice, provided that any such pledge shall comply with the applicable requirements of the Partnership Agreement and the organizational documents of Parent.
Buyer expressly acknowledges and agrees that Seller may immediately distribute the POP Units to its partners or members.
c.Brokers. Buyer and Seller each warrant and represent to the other that such representing and warranting party has not employed or made any commitment to a broker or agent (including without limitation any real estate or securities broker, agent, dealer, or salesperson) in connection with the transaction contemplated hereby, except for Seller’s Broker who acted as the deal broker in this transaction. Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the indemnifying parties’ representation herein being untrue. Except as expressly set forth in the agreement between Buyer and Seller’s Broker pursuant to which Buyer agreed to pay Seller’s Broker’s commission with respect to this transaction, Seller shall be responsible for the payment of any resulting fee or expenses relating to Seller’s Broker, if any.
d.Time of the Essence; Possession. Time shall be of the essence of this Agreement and each and every term and condition hereof. Seller shall give possession of the Property to Buyer at Closing subject only to the Permitted Exceptions and the rights of Tenants under the Leases.

e.No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof, except the Closing of this Agreement shall constitute waiver of all conditions to Closing except to the extent otherwise agreed in writing at Closing.
f.Entire Agreement. This Agreement and the Schedules and the agreements, instruments and other documents attached hereto as Exhibits, including the Deed, the Escrow Agreement, the Seller Principal Guaranty, the Tax Protection Agreement, Bill of Sale and Assignment and Assumption Agreement, and the Second Amendment to the Amended and Restated Agreement of Limited Partnership of Centerspace, LP, a North Dakota Limited Partnership contain the entire agreement of the parties hereto with respect to the Property, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.
g.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.
h.Amendments. No amendment to this Agreement shall be binding on any of the parties hereof unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.
i.Date for Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regular business day.
j.Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations, and is intended, and shall for all purposes be deemed to be, a single, integrated document setting forth all of the agreements and understandings of the parties hereto, and superseding all prior negotiations, understandings and agreements of such parties. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.
k.Survival. Except as otherwise expressly provided herein, neither this Agreement nor any provision contained herein shall be cancelled or merged with any deed or other instrument on, as of, at or by reason of the Closing, and the covenants and obligations of the parties shall survive the Closing.
l.Further Assurances. After the Closing, Buyer and Seller shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such instruments and take such other actions as may be reasonably necessary or advisable to carry out their respective obligations under this Agreement and under any Exhibit, document, certificate, or other instrument delivered pursuant thereto.

m.Schedules and Exhibits. Attached hereto and forming an integral part of this Agreement are multiple schedules and exhibits, all of which are hereby incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto.
n.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by e-mail or other electronic means shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 18.Additional Provisions Regarding Units and Shares.
a.Seller recognizes that the issuance of the POP Units is intended to be exempt from registration under the Act, and that the Buyer is relying on such recognition in issuing the POP Units to Seller. In furtherance thereof, Seller represents and warrants to Buyer that:
11.Seller is acquiring the POP Units solely for its own account for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof;
12.Seller has such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the POP Units;
13.Seller recognizes that it is not permitted to offer, transfer, sell, assign or otherwise dispose of (“Transfer”) any of the POP Units, except as expressly provided in the Partnership Agreement;
14.Seller has received and reviewed the Partnership Agreement and such other documents, if any, that it has requested from Buyer (collectively, if any, the “Additional Documents”), and understands the contents thereof;
15.Seller is familiar with the business and prospects of the Buyer and has been given the opportunity to obtain such additional information or documents and to ask such questions and receive answers about such information, the Buyer and Parent, and the business and prospects of the Buyer and Parent, that Seller deems necessary to evaluate the merits and risks related to Seller’s investment in the POP Units; and
16.As of both the Contract Date and the Closing Date, Seller is and will be an Accredited Investor.
b.Seller represents and warrants to Buyer that Seller has consulted its own financial, legal and tax advisors with respect to the economic, legal and tax consequences of this transaction and delivery, ownership and conversion of the POP Units, Common Units and Shares, and that Seller has not relied on the Additional Documents, Buyer, Parent or any of the officers, directors, affiliates or professional advisors of Buyer or Parent for advice as to such consequences.
c.Seller acknowledges that Buyer’s limited partners share in the income that Buyer derives from each state in which Buyer owns property, and that Seller may therefore be obligated to file Tax returns and/or pay Taxes in each such state. Seller agrees to: (a) timely file state Tax returns for Seller in each state in which the filing of such a return is necessary; (b) timely pay all Taxes imposed by any such state on Seller; and (c) consent to the personal jurisdiction of each such state for purposes of determining and collecting any applicable state Taxes (including any resulting interest, penalties and fees).

d.Seller hereby authorizes Buyer to withhold from or pay to any taxing authority on behalf of Seller any Tax that Buyer’s general partner determines that Buyer is required to withhold or pay with respect to any amount distributable or allocable to Seller in Seller’s capacity as a limited partner under the Partnership Agreement or payable to Seller under this Agreement. Any amount paid on behalf of Seller to any taxing authority shall be treated as either, as applicable, a distribution and shall be set off against the subsequent required distributions due Seller under the Partnership Agreement, dollar for dollar, or a payment to Seller under this Agreement and shall be set off against the Consideration (first against the Election Amount) due to Seller under this Agreement, dollar for dollar. To the extent the Buyer’s general partner reasonably determines that such set-off will not adequately reimburse the Buyer (a “Deficiency”), Buyer shall provide notice of such Deficiency to Seller. If Seller does not provide additional capital equal to such Deficiency within thirty (30) days of receiving such notice, then the Deficiency shall be treated as a loan from Buyer to Seller, which loan shall bear interest at the “prime rate” as published from time to time in The Wall Street Journal plus two (2) percentage points, and shall be repaid within fifteen (15) business days after request for repayment from Buyer. For the avoidance of doubt, with respect to any Deficiency, any amount of additional capital provided by Seller or that is treated as a loan shall not be treated as either, as applicable, a distribution and shall not be set off against any subsequent distributions, or a payment and shall not be set off against the Consideration, pursuant to the second sentence of this Section 18.4.
e.Buyer acknowledges that, to the extent permitted by applicable tax law, Seller intends to treat the transfer of the Property in exchange for POP Units (the “721 Exchange”) as a partnership contribution pursuant to Section 721 of the Code, and Buyer agrees to cooperate in all reasonable respects with Seller to effectuate such 721 Exchange; provided, however, that Seller acknowledges, covenants, and agrees that:
17.The Closing shall not be extended or delayed by reason of such 721 Exchange, unless Buyer has breached its material obligations to Seller under this Agreement;
18.Buyer shall not be required to incur any additional cost or expense as a result of the 721 Exchange. Seller shall, on demand, reimburse Buyer for any additional cost or expense (including, but not limited to, reasonable attorneys’ fees) incurred by Buyer as a result of any audit or tax litigation to which Seller is a party as a sole and direct result of such 721 Exchange or which is otherwise solely and directly attributable to the 721 Exchange;
19.Subject to Buyer’s performance and fulfillment of the express covenants and conditions contained in this Agreement, and except for the express obligations and liabilities of Buyer under this Agreement and the Tax Protection Agreement, Buyer and Parent shall incur no personal liability under any document or agreement required in connection with the 721 Exchange, and, except as expressly provided for in this Agreement and in the Tax Protection Agreement, Buyer and Parent shall not be required to execute any such document or agreement that does not expressly exculpate and release Buyer and Parent (including the successors, assigns, affiliates, officers, employees, agents and representatives of each) from any liability or obligation arising out of, or in connection with, the 721 Exchange;
20.Subject to Buyer’s performance and fulfillment of the express covenants and conditions contained in this Agreement and the Tax Protection Agreement, Buyer does not warrant, and shall not be responsible for, the tax or legal consequences to Seller of the transactions contemplated by this Agreement or the Tax Protection Agreement or any actions the

Seller may have taken prior to and/or in anticipation of the transactions contemplated by this Agreement or the Tax Protection Agreement; and
(e)    If the Consideration paid to Seller under this Agreement at the Closing includes cash in respect of an Election Amount, then the transfer of Property to the Buyer at the Closing shall be treated by the parties hereto for federal income tax (and, as applicable, state and local tax purposes) as a part sale and part contribution transaction under the principles of Section 1001 of the Code and the Treasury Regulations thereunder, with all calculations and other determinations related thereto being made by both Seller and Buyer in cooperation with each other. Such calculations and determinations shall be binding on the parties hereto. The parties hereto shall file all tax returns consistent with such calculations and determinations.
f.Seller acknowledges that it has been advised that: (a) the POP Units and any Common Units into which the POP Units and may be converted are "restricted securities" under applicable federal securities laws and that the Act and the rules of the U.S. Securities and Exchange Commission provide in substance that the Seller may dispose of such securities only pursuant to an effective registration statement under the Act or an exemption therefrom, and that the Buyer and Parent have no obligation or intention to register any of such securities, or to take action so as to permit sales pursuant to the Act (including Rule 144 thereunder), but will not unreasonably withhold its consent to any private resale of the POP Units, Common Units or Shares provided that such private resale is made in accordance with the terms of any governing documents and in compliance with all applicable securities laws and regulations and Seller pays or reimburses all reasonable out-of-pocket costs and expenses incurred by Buyer or Parent in connection with its evaluation of such consent; (b) accordingly, Seller will bear the economic risk of the investment in the POP Units or Common Units for an indefinite period of time; (c) it is not anticipated that there will be any public market for the POP Units or Common Units at any time; (d) Rule 144 promulgated under the Act (“Rule 144”) may not be available with respect to the sale of any securities of Buyer or Parent (and that upon conversion of the POP Units into Common Units and the conversion of Common Units into Shares, a new holding period under Rule 144 may commence); (e) a restrictive legend as set forth in Section 18.7 below shall be placed on the certificates representing the POP Units and Common Units; (f) any conversion of the POP Units for Common Units and any conversion of the Common Units for Shares is subject to certain restrictions contained in this Agreement and in the Partnership Agreement; and (g) any Shares that may be received upon such a conversion of Common Units, will be on a one-for-one basis subject to anti-dilution provisions and under certain circumstances, may be restricted securities, in which case they will be subject to substantially the same limitations as to Transfer and other restrictions, including the imposition of a restrictive legend, as set forth in this Section 18.6.
g.Seller acknowledges and agrees that each Certificate representing the POP Units and Common Units shall bear a legend in substantially the following form:

“THE UNITS OF PARTNERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933 OR THE SECURITIES LAW OF ANY STATE. THESE UNITS MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS THEY HAVE FIRST BEEN SO REGISTERED OR UNLESS THE PARTNERSHIP HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE GENERAL PARTNER OF THE PARTNERSHIP THAT SUCH REGISTRATIONS ARE NOT REQUIRED. THE UNITS REPRESENTED BY THIS CERTIFICATE ARE HELD

SUBJECT TO, AND CANNOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH, THE PROVISIONS OF THE AGREEMENT OF LIMITED PARTNERSHIP OF CENTERSPACE, LP, AS AMENDED OR RESTATED AND THE TERMS OF THE WRITTEN PARTNERSHIP CONTRIBUTION AGREEMENT UNDER WHICH THE HOLDER OF THIS CERTIFICATE DIRECTLY OR INDIRECTLY ACQUIRED THE UNITS REPRESENTED BY THIS CERTIFICATE.”
h.Notwithstanding anything in this Agreement or in the Partnership Agreement to the contrary, Seller acknowledges and agrees that it may not, until the end of such period as is provided in the Partnership Agreement, convert the POP Units into Common Units or convert the Common Units into Shares pursuant to the terms of the Partnership Agreement. Any conversion request concerning the POP Units or Common Units must be directed in writing to Buyer at least thirty (30) days before the anticipated conversion date, may not be directed to Buyer during the last thirty (30) days of a fiscal quarter, must specify an anticipated conversion date that is the last business day of a calendar month, and must comply with all of the provisions of the Partnership Agreement.
i.Seller acknowledges and agrees that, upon receipt of prior written notice, it may not effect any Transfer of Shares, including a sale under Rule 144 under the Act, during the ten (10) days prior to, and during the ninety (90) day period beginning on, the effective date of a registration statement filed in connection with an equity offering by Parent, if and to the extent requested in writing by Parent, in the case of a non-underwritten public offering, or if and to the extent requested in writing by the managing underwriter or underwriters administering such offering, in the case of an underwritten offering. Nothing in this Section will be read to limit the ability of Seller to convert the Units to Shares in accordance with this Agreement and the Partnership Agreement.
j.Within ten (10) days after a request by Buyer (whether before or after the Closing Date), Seller shall provide Buyer with information required to (a) compute the beginning tax basis and tax capital accounts of each entity or person receiving POP Units under this Agreement, and (b) schedules detailing the allocation of “built-in-gain” under Section 704(c) of the Code for each property contributed and each entity or person receiving POP Units pursuant to this Agreement.
k.Seller acknowledges and agrees that the first quarterly distribution payable after the Closing Date with respect to the POP Units shall be prorated based on the number of days in the calendar quarter that Seller owned the POP Units. For purposes of this section, Seller shall be deemed to own the POP Units as of the actual Closing Date. In the event that the Closing Date is after the applicable record date for the quarterly distribution, but before the first day of the next calendar quarter, then Seller shall not receive any portion of the quarterly distribution for the calendar quarter in which Closing occurs.
l.Notwithstanding anything to the contrary in this Agreement, the representations, warranties and agreements of Seller in this Section 18 shall survive the Closing and shall only terminate at the later of such time as (a) Seller is no longer a limited partner under the Partnership Agreement or (b) all amounts owed to Buyer under this Section 18 have been paid or recovered by Buyer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and sealed by its duly authorized signatory, effective as of the Contract Date.

Buyer:

CENTERSPACE, LP,
a North Dakota limited partnership

By: CENTERSPACE, INC., a North Dakota corporation, its general partner

By:
Name:
Title:

    and

By:
Name:
Title:

Seller:

[●],
[a/an] [●] [●]

By:
Name:
Title:

4812-3631-3814\12

Exhibit A

Summary Terms of POP Units

Exhibit B

FORM OF ACCREDITED INVESTOR CERTIFICATE

Please see attached.

Exhibit C

FORM OF DUE DILIGENCE CERTIFICATION

Exhibit D

FORM OF BILL OF SALE

Exhibit E

FORM OF GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

Schedules

Exhibit F

FORM OF FIRPTA CERTIFICATE

Dated: ______________, 2021

Exhibit G

FORM OF LIMITED WARRANTY DEED

Exhibit A to Limited Warranty Deed

Legal Description of Property

Exhibit B to Limited Warranty Deed

Permitted Exceptions

Exhibit H

FORM OF TAX PROTECTION AGREEMENT

Exhibit I

FORM OF EARNEST MONEY ESCROW AGREEMENT

Exhibit J

FORM OF SELLER PRINCIPAL GUARANTY

Exhibit K

FORM OF ESCROW AGREEMENT